Exhibit 10.1
RETENTION BONUS AND NON-COMPETITION AGREEMENT
          THIS RETENTION BONUS AND NON-COMPETITION AGREEMENT (the “Agreement”) is made by and between Hamilton Beach/Proctor-Silex, Inc. (the “Employer”) and Michael J. Morecroft (“Employee”) as of May 1, 2007 (the “Effective Date”).
          WHEREAS, Employee is the President & Chief Executive Officer of the Employer;
          WHEREAS, on the Spin-Off Date (as defined below), the Employer and its Affiliates (as defined below) (collectively, the “Company”) will become an independent, publicly-traded company; and
          WHEREAS, the Employee is a key employee whose services are vital to the success of the Company following the Spin-Off Date; and
          WHEREAS, the Employee has received specialized training and has expertise and knowledge regarding the Company’s business and will continue to have access to proprietary and confidential information of the Company after the Spin-Off Date; and
          WHEREAS, the Company would be at a competitive disadvantage if the Employee were to terminate employment during the two-year period following the Spin-Off Date and/or become employed by a Competitor (as defined below).
          NOW, THEREFORE, for good and valuable consideration, Employee and the Company hereby agree as follows:
1.	Definitions. In addition to the other defined terms which appear in this Agreement, the following terms shall have the meaning ascribed to them below:
a.	Affiliate. The term “Affiliate” shall mean any entity that directly or indirectly controls, is controlled by, or is under common control with, the Employer.
b.	Cause. The term “Cause” shall constitute any of the following: (i) dishonesty, fraud or material misrepresentation by Employee in the performance of Employee’s employment duties; (ii) Employee having been convicted of, or having entered a plea of nolo contendere to, a crime that constitutes a felony; or (iii) Employee’s willful and continued failure to substantially perform Employee’s employment duties. For purpose of this Subsection, no act or failure to act by the Employee shall be considered “willful”, unless done or omitted to be done by the Employee in bad faith and without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Employer (the “Board”) shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company. Cause shall not exist unless and until the Employer has delivered to the Employee a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding the Employee if the Employee is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i), (ii) or (iii) has occurred and specifying the particulars thereof in detail.
c.	Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and all regulations, guidance, and other interpretive authority issued thereunder.
d.	Disability or Disabled. The Employee shall be deemed to have a “Disability” or be “Disabled” if he is determined to be totally disabled by the Social Security Administration or if he (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an employer-sponsored accident or health plan.
e.	Spin-Off Agreement. The term “Spin-Off Agreement” shall mean the Amended and Restated Spin-Off Agreement dated April 25, 2007 by and among NACCO Industries, Inc., Housewares Holding Company, Hamilton Beach, Inc. and Hamilton Beach/Proctor-Silex, Inc.
f.	Spin-Off and Spin-Off Date. The terms “Spin-Off” and “Spin-Off Date” shall have the same meanings as assigned to those terms under the Spin-Off Agreement.
g.	Change in Control. The term “Change in Control” shall mean the occurrence of (i), (ii), (iii) or (iv) below (excluding the Spin-Off):
i.	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of Hamilton Beach, Inc. (“Hamilton Beach”) after the Spin-Off Date where such acquisition causes such Person to own 50% or more of the combined voting power of the then outstanding voting securities of Hamilton Beach entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this Subsection (i), the following acquisitions shall not be deemed to result in a Change in Control:
(A)	any acquisition of voting securities directly from Hamilton Beach that is approved by the Incumbent Board (as defined in Subsection (ii), below),
(B)	any acquisition of voting securities by Hamilton Beach or a subsidiary of Hamilton Beach,

(C)	any acquisition of voting securities by (1) any employee benefit plan (or related trust) sponsored or maintained by Hamilton Beach or an Affiliate, (2) any corporation controlled by Hamilton Beach or (3) any member of the Rankin or Taplin families or any corporation, partnership, trust or other entity owned or controlled by such families (an “Interested Party”),
(D)	any acquisition of voting securities by any Person pursuant to a transaction described in clauses (A), (B) and (C) of Subsection (iii) below; and

provided, further, that if any Person’s beneficial ownership of the Outstanding Voting Securities reaches or exceeds 50% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of Hamilton Beach, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 50% or more of the Outstanding Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Outstanding Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meanings of Rule 13d-3 promulgated under the Exchange Act) less than 50% of the Outstanding Voting Securities, then no Change in Control shall have occurred as a result of such Person’s acquisition; or
ii.	individuals who, as of the Spin-Off Date, constitute the Hamilton Beach Board of Directors (the “Incumbent Board” (as modified by this clause (ii)) cease for any reason to constitute at least a majority of such Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Hamilton Beach’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Hamilton Beach in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or
iii.	the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Hamilton Beach or the acquisition of assets of another corporation, or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which all three of the following apply:

(A)	the individuals and entities who were the ultimate beneficial owners of voting securities of Hamilton Beach immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns Hamilton Beach or all or substantially all of Hamilton Beach’s assets either directly or through one or more subsidiaries),
(B)	no Person (excluding any Interested Party, Hamilton Beach or such entity resulting from such Business Combination) beneficially owns, directly or indirectly 30% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination, and
(C)	at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
iv.	approval by the Hamilton Beach shareholders of a complete liquidation or dissolution of Hamilton Beach except pursuant to a Business Combination described in clauses (A), (B) and (C) of Subsection (iii), above.
2.	No Employment Contract. Nothing contained in this Agreement shall be construed to be an employment contract between Employee and the Company. By entering into this Agreement, Employee agrees and acknowledges that Employee’s employment relationship remains at-will and that either party to this Agreement may terminate the employment relationship for any reason at any time; provided, however, that any termination of the Employee’s employment shall be subject to all of the provisions of this Agreement.
3.	Retention Bonus Payment/Termination of Offer
a.	Retention Bonus Payment(s). The Employer shall pay to Employee a retention bonus in the amounts and under the circumstances described below:
i.	In the event the Employee is an active employee of the Employer on the second anniversary of the Spin-Off Date (the “Second Anniversary Date”), the Employer will pay to the Employee a lump sum cash payment equal to one-half of the sum of (A) his base salary (excluding perquisite allowance), plus (B) his target annual incentive compensation award plus (C) the cash equivalent of his target award under the Hamilton Beach/Proctor-Silex, Inc. Long-Term Incentive Compensation Plan (the “HB/PS Long-Term Plan”), all as in effect for the portion of the 2007 calendar year following the Spin-Off Date, determined on an annualized basis.

ii.	In the event the Employee terminates employment with the Employer at any time at or after the Second Anniversary Date for any reason other than involuntary termination for Cause (including, without limitation, termination on account of resignation, retirement, death or Disability), the Employer shall also pay to the Employee (or his estate in the event of his death):
1.	A lump sum cash payment equal to one-half of the sum of (A) his base salary (excluding perquisite allowance), plus (B) the cash equivalent of his target annual incentive compensation award plus (C) his target award under the HB/PS Long-Term Plan, all as in effect for the portion of the 2007 calendar year following the Spin-Off Date, determined on an annualized basis.
2.	A lump sum cash payment equal to the projected cost of COBRA continuation coverage under the Company’s medical and dental plan for a period of twelve months, determined on the basis of the level of coverage that the Employee has in place on the date of the Employee’s termination of employment.
iii.	In the event the Employee’s employment is terminated on or after the Spin-Off Date but before the Second Anniversary Date (A) on account of death or Disability, (B) involuntarily by the Company following a Change in Control for reasons other than Cause or (C) on account of the Employee’s voluntary retirement following a Change in Control, the Employer shall pay to the Employee (or his estate in the event of his death) the following amounts in lieu of the payments described in Sections 3(a)(i) and 3(a)(ii):
1.	A lump sum cash payment equal to the sum of (1) the Employee’s base salary (excluding perquisite allowance), plus (2) the Employee’s target annual incentive compensation award, plus (3) the cash equivalent of the Employee’s target award under the HB/PS Long-Term Plan, all as in effect for the portion of the 2007 calendar year following the Spin-Off Date, determined on an annualized basis.
2.	A lump sum cash payment equal to the projected cost of COBRA continuation coverage under the Company’s medical and dental plan for a period of twelve months, determined on the basis of the level of coverage that the Employee has in place on the date of the Employee’s termination of employment.
iv.	Notwithstanding any provision of the Company’s annual incentive compensation plan, the current HB/PS Long-Term Plan or any successor long-term incentive compensation plan to the contrary, in the event the Employee terminates employment with the Employer following the Spin-Off Date and prior to December 31st of any year or the last day of the performance period to which incentive awards under such plans relate (each an “Award Period End Date”) for any reason other than involuntary termination for Cause (including, without limitation, termination on account of resignation, retirement, death or Disability), the Employee shall be entitled to receive a pro-rata incentive award under the annual incentive compensation plan and the long-term incentive compensation plan for the year of termination. The amount of the awards shall be equal to the awards the Employee would have been entitled to receive under the terms of the plans in effect for the year of termination assuming he continued in employment until the Award Period End Date, pro-rated to reflect the period of time during which the Employee was employed by the Company during the year of termination. The awards so granted shall be paid out in accordance with the terms of the plans (as in effect from time to time).
v.	The payments described in Sections 3(a)(ii) and 3(a)(iii) (other than payments made on account of the death of the Employee) shall be conditioned upon receipt by the Company, within 46 days of the date of the Employee’s termination of employment, of the Company’s standard general release, executed by the Employee, substantially in the form attached hereto as Exhibit A. The payments described in Sections 3(a)(i) and 3(a)(iv) shall not be conditioned on the execution of a release.
b.	Timing of Retention Bonus Payments; Other Rules. The lump sum cash payment described in Section 3(a)(i) shall be paid within five (5) business days following the Second Anniversary Date. The lump sum cash payments described in Sections 3(a)(ii) and 3(a)(iii) shall be paid within three (3) business days after the earlier of (1) the last day of the revocation period provided in the Employee’s executed general release described above or (2) the date of the Employee’s death. If the Employee’s termination of employment occurs for reasons other than death and before November 1st of a calendar year, the lump sum cash payments payable under Sections 3(a)(ii) or 3(a)(iii) shall be paid within three (3) business days after the last day of the revocation period provided in the Employee’s executed general release described above. If the Employee’s termination of employment occurs for reasons other than death and on or after November 1st of a calendar year, the lump sum cash payments payable under Sections 3(a)(ii) or 3(a)(iii) shall be paid on the later of (1) the first business day of the subsequent calendar year (provided that the Company has received the Employee’s executed general release by that date) or (2) three (3) business days after the last day of the revocation period provided in the Employee’s executed general release described above.
i.	Each of the payments described in this Section shall be classified as a “separate payment” under Code Section 409A and the Treasury Regulations thereunder. As used in this Agreement, the phrase “termination of employment” shall be interpreted in accordance with the applicable standards established pursuant Treasury Regulations under Code Section 409A.
ii.	If and to the extent required by Section 409A, and if the Employee is classified as a “specified employee” under Code Section 409A at the time the Employee becomes entitled to a payment on account of the Employee’s termination of employment, no payments shall be made to the Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s termination of employment or (ii) the date of the Employee’s death. Upon the expiration of the six -month deferral period referred to in the preceding sentence or the Employee’s death, all payments deferred pursuant to the preceding sentence shall be paid to the Employee (or the Employee’s estate in the event of the Employee’s death) in a lump sum (without interest) within five (5) business days following the earlier of the end of such six-month period or the Employee’s death.
iii.	The payments described in this Section shall be in addition to any other payments to which the Employee is entitled from the Employer; provided that, in the event the Employee receives payments under Sections 3(a)(ii) or 3(a)(iii), such payments shall be in lieu of, and not in addition to, any payments or other benefits the Employee would otherwise be eligible to receive under the Company’s Employee’s Severance Pay Plan or any other severance plan, practice or program of the Company (as in effect from time to time).
c.	Termination/Lapse of Offer. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be null and void and of no further force or effect and the Employee shall not be entitled to receive any payments hereunder if either (i) the Spin-Off does not occur by September 1, 2007 or (ii) the Employee fails to deliver a signed copy of this Agreement to the Employer to the attention of Kathleen L. Diller, Vice President, General Counsel and Human Resources, and Secretary, at the address specified in Section 13 hereof prior to May 10, 2007.
4.	Non-Competition, Non-Disclosure, Proprietary Rights, Non-Solicitation, Non-Interference and Cooperation
a.	Nature of Position. Employee’s position with the Company is President & Chief Executive Officer of the Employer and in such position Employee has management responsibility for all aspects of the Employer’s business, including strategic and financial planning, engineering, product development, product quality, marketing, sales, logistics, distribution, operations, procurement and employee matters on a worldwide basis.
b.	Non-Competition.
i.	Applicability. In return for (A) the consideration described in Section 3 of this Agreement, (B) any awards granted to Employee under the Hamilton Beach, Inc. Executive Long-Term Incentive Compensation Plan (the “Hamilton Beach LTIP”) for the remainder of 2007 and (C) Employee’s continued access to confidential information, Employee agrees to comply with the non-competition provisions described in this Section 4(b).
ii.	Restrictions. For a period of 18 months after the Employee’s termination of employment for any reason (the “Restricted Period”), Employee shall not, without the prior written consent of the Hamilton Beach Board of Directors, directly or indirectly, whether as an employee, independent contractor, consultant or in any other capacity: (A) perform any executive, management, supervisory, administrative, consulting, professional, sales or advisory job duties for a Competitor; (B) perform other duties for a Competitor that are the same or similar to job duties and responsibilities as those performed by Employee at the Company within eighteen (18) months prior to termination of his employment with the Company or exercise the same or similar responsibilities or have the same or similar authority with a Competitor, (C) report to or supervise persons performing, exercising or having the same or similar responsibilities or authority with a Competitor or (D) serve as a partner, director or investor of a Competitor.
iii.	Additional Restrictions. Employee acknowledges that as of the Effective Date, he is a member of the Employer’s Executive Committee. As a senior management employee and member of the Executive Committee, Employee has had and will have special knowledge and responsibilities in every aspect of the Employer’s business, including strategic and financial planning, engineering, product development, product quality, marketing, sales, logistics, distribution, operations, procurement and employee matters. Accordingly, Employee agrees that, in addition to the foregoing obligations, Employee shall not, whether as an employee, independent contractor, consultant or in any other capacity, perform any job duties for a Competitor within the Restricted Period.
iv.	Applicable Competitors and Territory. For purposes of this Agreement, a “Competitor” means any person or entity engaged in the small appliance manufacturing, marketing and distribution businesses (or any parent, direct or indirect subsidiary, division, affiliate, or related company or entity thereof), regardless of the form of business organization of any of the forgoing, any successors to any of the forgoing (whether by merger, consolidation, transfer, reorganization, sale of assets or otherwise) and any joint ventures of any of the forgoing. It is understood and agreed that the geographic scope of this restriction is worldwide (the “Territory”). Employee acknowledges and agrees that the Competitors are in direct competition with the Company in the small appliance manufacturing, marketing and distribution business within the Territory, this restriction is reasonable and necessary to protect the interests of the Company, and accurately reflects the scope of the Employee’s job responsibilities and knowledge of the Company’s business.
v.	Limitations. Notwithstanding the foregoing: (A) the provisions of Section 4(b) shall not be interpreted or applied to restrict Employee from performing exclusively unskilled labor or clerical duties in which Employee proves that he could not use or disclose his skills, knowledge and expertise of the Company on behalf of the Competitor; (B) Employee may make and retain investments during the Restricted Period, for investment purposes only, in less than ten percent (10%) of the outstanding capital stock of any Competitor if the stock of such Competitor is either listed on a national stock exchange or on the NASDAQ National Market System, and (C) the provisions of this Section 4(b) shall automatically terminate, be null and void and of no further force (i) on any date specified in writing by the Hamilton Beach Board of Directors in the event of a business combination between or among one or more Competitors and the Company or (ii) in such other circumstances as deemed appropriate and as agreed in writing by the parties.

c.	Non-Disclosure of Confidential Information.
i.	During employment and anytime after termination of Employee’s employment with the Company for any reason, Employee shall not disclose to others or use, whether directly or indirectly, any Confidential Information except as may be required to perform Employee’s duties for the Company or as required by applicable law. For purposes of this Agreement, “Confidential Information” shall mean any trade secrets or confidential know-how, information, or data relating to the business of the Company which may become known to Employee during Employee’s employment, whether before or after the Effective Date. Such information, data or trade secrets includes, but is not limited to, any confidential or proprietary information concerning the Company’s products, plans, customers, services, source code, object code, software, purchasing, pricing, accounting, marketing, merchandising and selling or any other information concerning the business of the Company or its manner of operation not known to others in the industry and/or the public. Employee agrees to deliver or return to the Company, at the Company’s request at any time or upon termination of Employee’s employment or as soon thereafter as possible, anything that includes Confidential Information, including but not limited to documents, computer files, tapes and disks, records, lists, data, drawings, prints, and notes. Employee shall not cause articles to be published that contain Confidential Information unless Employee has obtained the prior, written approval of the Company.
ii.	Employee recognizes that it often may be difficult to draw an exact line of distinction as to what does or does not require confidential treatment, although, as a general rule, it may be said that any unpublished information is secret and confidential. In those cases where any doubt arises, Employee will obtain written permission from the Company before using or divulging the information in question.
iii.	Employee further agrees that if he accepts a position with a Competitor (as defined in Section 4(b)) on or before the end of the Restricted Period and such position includes duties or responsibilities that are the same as or similar to those Employee had at the Company within eighteen (18) months before Employee’s termination of employment from the Company, Employee will inevitably use or disclose Confidential Information in the performance of Employee’s duties and responsibilities for the Competitor. Accordingly, Employee agrees that any acceptance of such a position on or before the end of the Restricted Period shall violate Employee’s duties of confidentiality under this provision at common law.
iv.	The provisions of this Section 4(c) do not supersede any confidentiality restrictions to which Employee may be subject by policy or as a matter of law.
d.	Proprietary Rights. All Intellectual Property shall be work made for hire by Employee for the Company, and if any Intellectual Property does not qualify as work for hire, Employee assigns such Intellectual Property to the Company. Employee shall promptly disclose to the Company all Intellectual Property that Employee creates during Employee’s employment with the Company. During employment and anytime after termination of Employee’s employment with the Company for any reason, at the Company’s request and expense, Employee shall help the Company obtain, maintain, defend and assert its rights in the Intellectual Property. Employee authorizes the Company to apply in its own name in any foreign country for a copyright, patent, inventor’s certificate, design registration or similar intellectual property right based on the Intellectual Property (including improvements and derivative works), and Employee conveys to the Company all rights of priority in patent applications based on the Intellectual Property. Employee appoints the Company to be Employee’s attorney-in-fact to execute those documents and do those lawful acts related to the Intellectual Property that are consistent with the terms of this Agreement. For purposes of this Agreement, the term “Intellectual Property” means the Confidential Information, copyrightable works and inventions that were made, conceived or developed by Employee (either alone or with the help of others) during Employees’ employment with the Company that relate to the Company’s business or business plans.
e.	Non-Solicitation. Employee agrees that, during the Restricted Period, Employee will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for Employee or for any other person or entity (whether or not a Competitor).
f.	Non-Interference. Employee agrees that, during the Restricted Period, Employee will not, either directly or indirectly, interfere with the Company’s current or prospective contracts and relationships, including, but not limited to, the Company’s customer, client, contractor and vendor contracts and relationships.
g.	Cooperation. Employee agrees to cooperate with the Company for a period of three (3) years following his termination of employment for any reason, by being reasonably available to testify on behalf of the Company in any action, suit or proceeding, whether civil, criminal, administrative or investigative and to assist the Company in any such action, suit or proceeding, by providing information and meeting and consulting at mutually agreeable times and places with the Company, its representatives or counsel, as reasonably requested; provided that such obligation to cooperate does not unreasonably interfere with the Employee’s business or personal affairs. The Company agrees to reimburse the Employee for all documented expenses reasonably incurred by the Employee in connection with the provision of testimony or assistance or other cooperation contemplated by this Subsection and to pay an hourly fee at a mutually agreed rate for the services rendered by the Employee under this Subsection. Such reimbursements and hourly fees shall be paid in accordance with Company’s normal payment timing arrangement for non-employee service providers, and shall be paid no later than the last date for which such reimbursements and payments are permitted to be paid pursuant to applicable Treasury Regulations under Code Section 409A so that such reimbursements and payments do not constitute a deferral of compensation.
h.	Remedies. Employee acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Section 4 and that it would be impossible for the Company to measure damages in the event of such a breach.

Therefore, Employee agrees that, in addition to any other rights the Company may have, in the event of an actual or threatened violation of Employee’s non-competition, non-disclosure, proprietary rights and non-solicitation obligations, the Company is entitled to seek both preliminary and permanent injunctive relief preventing Employee from any breach (or further breach) of this Section 4. In addition, if the Employee breaches this Section 4, Employee will pay the Company the attorneys’ fees and other expenses incurred by the Company in establishing such a breach and in otherwise enforcing the terms of this Section 4.
i.	Notification Requirements. During the Restricted Period, the Employee shall be required to (i) notify the Company in writing of any oral or written offer of employment, a consulting position or any other job duties from or on behalf of a Competitor during the Restricted Period and (ii) notify the Company in writing at least one (1) week prior to the acceptance of such an offer. In addition, the Employee agrees to notify any Competitor with which Employee is offered a position of the Employee’s obligations under this Agreement before accepting such offer. Employee also agrees that the Company may notify any potential or subsequent employer about his rights and obligations under this Agreement.
5.	Additional Compensation; No Set Off. Employee acknowledges that he would not otherwise be entitled to the consideration described in Section 3 hereof or any awards under the Hamilton Beach LTIP for the remainder of 2007 and that the Company is providing such consideration in return for Employee’s agreement to be bound by the terms of this Agreement, including, without limitation, the non-competition, non-solicitation, non-interference and cooperation provisions described in Section 4 hereof. Except as otherwise required by applicable law, the amounts payable under this Agreement shall not be taken into account for purposes of determining the benefits that are payable under the Company’s retirement plans or welfare plans. No amount payable to Employee pursuant to this Agreement shall be reduced by any amount Employee may otherwise owe to the Company.
6.	Assignment. No interest of Employee under this Agreement, or any right to receive any payment hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or payment right be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Employee, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings. The Company may assign its rights and obligations under this Agreement to any successor of the Company’s business which expressly assumes the Company’s obligations hereunder in writing.
7.	Governing Law/Consent to Personal Jurisdiction. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the Commonwealth of Virginia, without regard to any principles governing conflicts of laws. Except as otherwise provided in this Section 7, all disputes in relation to the Agreement and the parties’ respective obligations and performance thereof shall be subject to the exclusive jurisdiction of the state and federal courts with jurisdiction in Henrico County, Virginia. The Company and Employee agree and stipulate that venue is proper in such courts and that service of process shall be valid by mailing pursuant to Section 13, and otherwise waive service of process. The Company and Employee further agree that, notwithstanding the provisions of this Section 7 regarding court proceedings, at the option of either party and on written notice pursuant to Section 13 of that party’s election of such option, either party to this Agreement may direct that any dispute arising hereunder be settled by binding arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association. To be effective, any such notice electing arbitration must be given before a grounds of defense, answer, or similar responsive pleading on the merits has been filed in court. All arbitration hearings shall be conducted in Henrico County, Virginia, unless otherwise mutually agreed by the Company and Employee.
8.	Waiver of Right to Jury Trial. The Company and Employee hereby agree to waive all rights to a jury trial in connection with any dispute arising out of or relating to the terms of this Agreement.
9.	Severability. If any clause, phrase or provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, this shall not affect or render invalid or unenforceable the remainder of this Agreement. Furthermore, in the event that a court of law or equity determines that the duration of any restrictions under this Agreement is not enforceable, this Agreement shall be deemed to be amended to the extent necessary, but only to the extent necessary, to permit the enforcement of the terms of this Agreement, as so amended.
10.	Waiver. The waiver by the Company of a breach by Employee of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.
11.	Successors. The Agreement shall be binding upon and inure to the benefit of Employee, Employee’s estate, heirs and representatives, and to the Company and the successors and permitted assigns of the Company.
12.	Liability for Payment/Benefits Unfunded. The Employer shall be solely liable for the payment of any amounts due hereunder. All rights of Employee under this Agreement shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of the Employer for payment of any amounts due hereunder.
13.	Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:
To Employee at:
5909 New Harvard Place
Glen Allen, VA 23059
To the Company at:
Hamilton Beach/Proctor-Silex, Inc.
4421 Waterfront Drive
Glen Allen, VA 23060
Attention: Vice President, General Counsel and Secretary.

14.	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.
15.	Taxes. All payments made under this Agreement shall be subject to the Employer’s withholding of all required foreign, federal, state and local income and employment/payroll taxes, and all payments shall be net of such tax withholding. The parties intend that any payment under this Agreement shall be paid in compliance with Code Section 409A and the Treasury Regulations thereunder such that there shall be no adverse tax consequences, interest, or penalties as a result of the payments, and the parties shall interpret the Agreement in accordance with Code Section 409A and the Treasury Regulations thereunder. The parties agree to modify this Agreement or the timing (but not the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties or interest thereunder. However, in the event that the payments under the Agreement are subject to any penalties or excise taxes (including, without limitation, those specified in Code Sections 409A or 4999), the Employee shall be solely liable for the payment of any such penalties and taxes.
16.	Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, contracts, representations, proposals, discussions, and communications, whether oral or in writing. In furtherance of, but without limiting the foregoing, this Agreement specifically supersedes any prior agreement on confidentiality and intellectual property between the Company and the Employee. This Agreement may be modified only by a writing that is signed by both parties. This Agreement shall be enforceable in accordance with its terms when signed by the party sought to be bound.
17.	No Mitigation. The Employee shall not have any duty to mitigate the amounts payable by the Company under this Agreement by seeking new employment following termination. All amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Employee as the result of the Employee’s employment by another employer.
18.	Other Rights. Except as provided in Section 3(b)(iii), this Agreement shall not prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plans provided by the Company and for which the Employee may qualify, nor shall this Agreement limit or otherwise affect such rights as the Employee may have under any other agreements with the Company. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under the terms of any plan or program of the Company and any other payment or benefit required by law shall be payable in accordance with such plan, program or applicable law except as expressly modified by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date(s) set forth below.
Employee expressly acknowledges that Employee would not otherwise be entitled to receive the consideration described in Section 3 of this Agreement or any awards under the Hamilton Beach LTIP for the remainder of 2007 unless Employee entered into this Agreement and agreed to be bound by its terms. Employee further acknowledges that Employee has carefully read and understood this Agreement, including the non-competition provisions and restrictions. Employee is executing this Agreement knowingly and voluntarily, with a full understanding of its significance and intending to be bound by its terms.

EMPLOYEE

/s/ Michael J. Morecroft		Date: May 5, 2007

Michael J. Morecroft

HAMILTON BEACH/PROCTOR-SILEX, INC.

By:	/s/ Kathleen L. Diller	Date: May 7, 2007

Kathleen L. Diller
Vice President, General Counsel and Human
Resources, and Secretary

EXHIBIT A
Form of Standard General Release
Personal and Confidential — Delivered By Hand on [date]
[Employee]
Dear _________:
The purpose of this Agreement, General Release and Promise Not To Sue (the “Agreement”), is to specify the compensation and benefits that will be paid to you as a result of your termination and in accordance with the terms of the Retention Bonus and Non-Competition Agreement effective as of May 1, 2007 by and among You and Hamilton Beach/Proctor-Silex, Inc. (the “Retention Agreement”). The attached “Term Sheet” is part of this Agreement and contains the definitions of words used in this Agreement with initial capital letters that are not otherwise defined herein.
AGREEMENT, GENERAL RELEASE AND PROMISE NOT TO SUE
The Company strongly urges You to review this Agreement and to have this Agreement reviewed by an attorney. In no circumstances will the Company accept an executed Agreement prior to the Termination Date specified in Paragraph 1 of Part I of this Agreement. If You fail to execute this Agreement within forty-five (45) days from the date You receive it, You will not be entitled to receive any retention bonus payments under the Retention Agreement. In order for this Agreement to be effective, You must sign, date and deliver or mail it to the Company within forty-five (45) days from the date You receive it.
I. Termination Date
Your employment by the Company will terminate effective _______________(the “Termination Date”).
II. Payments
The Company will provide You with the retention bonus payments described in the Retention Agreement in exchange for your execution of this Agreement. Such retention bonus payments shall be paid in the amounts and at the times specified in the Retention Agreement and shall be subject to deduction for taxes as specified therein. If the Company does not pay any cash amount due under the Retention Agreement within thirty (30) business days after such amount first became due and owing, interest shall accrue on such overdue amount from the date it became due and owing until the date of payment at a rate of interest charged from time to time by the Company’s principal revolving credit lender or, in the absence of such a lender, at an annual rate equal to the “Prime Rate” published by The Wall Street Journal applicable from time to time during the period of such nonpayment; but in no event more than the highest legally permissible interest rate permitted for this Agreement by applicable law.

III. Release and General Provisions
In consideration of the Payments provided to You by the Company, You agree to the following:
1) Non-Compete and Other Restrictive Covenants.
You agree that You will continue to be bound by the restrictive covenants contained in Paragraph 4 of the Retention Agreement, in accordance with the terms thereof, which are hereby incorporated by reference.
2) Release of All Claims
You hereby release and forever discharge the Company, together with its parent companies (past, present or future), divisions, affiliates, subsidiaries, predecessors, successors and assigns, and their Boards of Directors, benefit plans and plan administrators, shareholders, officers, agents and employees, all personally and in their representative and respective capacities, from any and all Claims, demands, charges, or causes of action of whatever type or nature, whether known or unknown to You, which You now have or may have against them either individually, jointly or severally, or which could be raised before any municipal, county, state or federal body and under any rules, regulations, statutes, or under the Common law which Arise out of, or in any way relate to, either directly or indirectly, your employment with the Company and work for its subsidiaries, or the termination of said employment and work activity. You acknowledge your awareness of your rights under the Employee Retirement Income Security Act, as amended; any federal, state or local statute, ordinance, or order of law, including but not limited to laws which protect You against discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, as amended, which prohibit discrimination in employment based on race, color, national origin, religion or gender; the Civil Rights Act of 1866 (42 U.S.C. § 1981), which prohibits discrimination on the basis of race and color; the Rehabilitation Act, as amended, and the Americans With Disabilities Act of 1990, as amended, which prohibit discrimination on the basis of disability; the Equal Pay Act, as amended, which prohibits paying men and women unequal pay for equal work; the Family and Medical Leave Act, which provides employment leave rights for covered family and medical situations and prohibits discrimination or retaliation for exercising such rights; the Age Discrimination in Employment Act, which prohibits discrimination against individuals age 40 and older on account of age; the Worker Adjustment and Retraining Notification Act, as amended, which provides for certain benefits for laid off workers; the National Labor Relations Act, as amended, which prohibits discrimination on the basis of collective bargaining status; the Vietnam Era Veteran’s Readjustment Assistance Act of 1974, as amended, which prohibits discrimination on the basis of military service; and that this release waives any claim arising under any such laws. Notwithstanding the above, this release does not include, however, a release by You of your rights, if any, to payments of ERISA benefits under any ERISA plan for which You are otherwise eligible or to which You are entitled, nor does it release or waive any claims or rights You are prohibited by applicable law or regulation from releasing or waiving.
3) Release of Claims under the Age Discrimination in Employment Act
You specifically agree that the release and waiver set forth in Paragraph 1 of Part III of this Agreement (Release of All Claims) includes any and all rights or claims against the Company under the Age Discrimination in Employment Act, as amended (ADEA), 29 U.S.C. § 621, et seq., that arose on or before the execution of this Agreement. In consideration of this waiver of rights and claims under the ADEA, You acknowledge that You have accepted the Additional Consideration set forth in Part III of this Agreement. This Additional Consideration is over and above those amounts to which You are otherwise entitled under the Company’s policies. You acknowledge that prior to signing this Agreement, You were given a copy of this Agreement as a written directive from the Company advising You to consult an attorney before signing it and advising You that You have forty-five (45) days in which to consider signing this Agreement. You further acknowledge that You were informed by the Company that You will not be entitled to receive any retention bonus payments under the Retention Agreement if You fail to execute this Agreement within the forty-five (45) day period described in the preceding sentence.
4) Consideration
You acknowledge that the payments described in Part II of this Agreement are solely in exchange for the promises in this Agreement and are in excess of any amount of pay or benefits to which You are entitled under any law, regulation or Company policy, plan, procedure or practice.
5) Voluntary Execution
By executing this Agreement, You expressly acknowledge that the payments to be received by You from the Company under the Retention Agreement in exchange for entering into this Agreement are expressly conditioned upon the release and waiver of any and all Claims, demands, charges, or causes of actions as described herein. You further acknowledge that this Agreement has been carefully read and understood by You, and that You execute this Agreement knowingly and voluntarily, with a full understanding of its significance and intending to be bound by its terms. You have had the opportunity to talk with an attorney before signing this Agreement. The Company has informed You, in writing, that You should talk with an attorney before signing this Agreement.
6) Acknowledgement
You received a copy of this Agreement representing the final offer of the Company. No deadline of less than forty-five (45) days has been imposed upon You to sign this Agreement. If You are signing this Agreement less than forty-five (45) days from the date You received it, You understand that You do not have to do so. You understand that, if You fail to execute this Agreement within forty-five (45) days from the date You received it, this Agreement will be withdrawn by the Company and You will not be entitled to receive the retention bonus payments described in the Retention Agreement. At the beginning of the forty-five (45) day period, the Company informed You, in writing, as to: any class, unit, or group of individuals covered by the Program; any eligibility factors for the Program; any time limits applicable to the Program; the job titles and ages of all individuals eligible or selected for the Program; and all individuals in the same job classification or organizational unit who are not eligible or selected for the Program. (A copy of this information is attached to this Agreement as “Schedule A”.) You acknowledge that the Company provided this information to You in a format that You could understand.
7) No Admission of Liability
You further acknowledge that any payments or benefits provided under this Agreement do not constitute an admission by the parties hereto of liability or of violation of any applicable law or regulation. The parties hereto expressly deny any liability or alleged violation of law.
8) Promise Never to File Lawsuit
You agree never to file a lawsuit or cause of action asserting any Claims that are released in this Agreement. You further agree that in the event You breach any of the terms of this Agreement,

You will forfeit the payments set forth in Part II of this Agreement plus You will pay any expenses or damages incurred as a result of said breach, including all costs incurred by the Company, including reasonable attorneys’ fees, in defending against any Claims released. Nothing herein, however, is intended to, or does, waive or release any right which applicable law or regulation prohibits You from waiving or releasing.
9) Agreement Not to Testify Voluntarily Against the Company
To the maximum extent permitted by law, You agree that You will not voluntarily offer testimony (by affidavit or otherwise) in any legal proceeding involving the Company or any other entity released herein, except as requested by the Company or where compelled by subpoena or other legal process.
10) Actions After Termination Date
You will not perform any services for the Company except as explicitly and specifically authorized by the Company, and will not enter the Company’s premises or communicate with adverse parties in actual or potential litigation, suppliers, service providers, customers, or employees of the Company regarding the Company’s business or your employment status without the express written authorization of the Company. You agree that if You are contacted by any government agency with reference to the Company’s business, or by any person contemplating or maintaining any claim or legal action against the Company, or by any agent or attorney of such person, You will promptly notify the Company of the substance of your communications with such person. You agree that You will not make any disparaging or negative comments to any other Person regarding the Company.
You will cooperate fully and sign any and all additional documents that may be necessary to effectuate your separation from the Company and your receipt of benefits under this Agreement.
11) Return of Company Property
You shall return all Company property, including but not limited to: tools, credit cards, keys, electronic proximity tags, ID/building access cards, office equipment, files, supplies, computers, software, electronic equipment, cell phones and all data files no later than the end of the Termination Date. Any monies, property, or personal expenses owed to the Company by You will be repaid to the Company no later than the end of the day on _________. You agree that the Company has the right to reduce the amount of any monies or other compensation it may owe You by the amount of any monies, property, or personal expenses You owe to the Company. Any remaining balance owed by You must be repaid to the Company no later than the end of the day on _________.
12) Illegal Acts
By signing this Agreement, You certify that You have not committed any illegal acts against the Company, including, but not limited to, fraud, theft or damage to Company property, whether tangible or intangible. In the event that the Company discovers that You have falsely certified that You have not committed any illegal acts against the Company, the Company reserves the right to revoke the retention bonus payments provided for in the Retention Agreement.

13) Assignability; Binding Nature
No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without Your written consent except to a successor to the Company’s business which expressly assumes the Company’s obligations in writing. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by Your heirs and legal representatives and the Company and its permitted successors and assigns.
14) Claims for On-The-Job Injury or Condition
You certify that You have not suffered any on-the-job injury or condition for which You have not already filed a Claim.
15) Termination Date/Reinstatement
You agree that your employment with the Company terminated on the Termination Date, and that You waive any Claim You may have to reemployment and agree not to seek reemployment at any time in the future with the Company, its parent, divisions, affiliates, or related companies.
16) Violation of Agreement
If You violate the terms of this Agreement, including, but not limited to, by filing a Claim against the Company, and this Agreement is upheld against You, the Company may have Claims against You.
17) Acceptance and Revocation Period
You accept the terms of this Agreement by dating and signing this Agreement below and then by delivering or mailing one (1) executed duplicate copy of the Agreement to the Company at the following address:_________, on or before forty-five (45) days from the date You receive this Agreement (but no earlier than your Termination Date). In addition, even after signing the Agreement, You have the right to Revoke or cancel it within seven (7) days after signing it. Upon execution by You, this Agreement becomes binding upon the Company, except that the Company shall not be obligated to provide You with any payments described in Part II until the seven (7) day revocation period has expired. This cancellation or revocation can be accomplished by delivery of a written notification to the Company in accordance with the notification provisions of the Retention Agreement if You wish to Revoke the Agreement. In the event that this Agreement is canceled or Revoked by You, the Company has no obligation to provide any of the payments described in Part II. If You fail to execute this Agreement within forty-five (45) days from the date You receive it, the Company will withdraw this Agreement. In order for this Agreement to be effective, You must sign, date and deliver or mail it to the Company within forty-five (45) days from the date You receive it. If You mail this Agreement to the Company it must be postmarked no later than forty-five (45) days from the date You receive it. Notwithstanding the above, if the 45th day from the date of your receipt of this Agreement falls on a weekend, holiday or other date or time on which the United States Postal Service is not open for business, then the postmark shall be deemed timely if dated on the next business day on which the Postal Service is open for business following the 45th day.

18) Full Understanding
By signing this Agreement, You acknowledge that You have carefully read this Agreement; that You have had a reasonable time to consider the language and effect of this Agreement; that the Company has informed You, in writing, to talk with an attorney before signing this Agreement; that You know, understand and agree to be bound by the terms of this Agreement; and that You are signing this document voluntarily because You are satisfied with its terms and conditions.
19) Legal Fees and Expenses
Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees incurred by the prevailing party in connection with such action or proceeding.
20) Incorporation By Reference/Entire Agreement
All of the provisions of the Retention Agreement including, without limitation, (i) the non-competition and other restrictive covenants, (ii) the governing law and consent to personal jurisdiction, (iii) the waiver of a right to jury trial and (iv) the severability, modification and no mitigation provisions thereof, are all hereby incorporated by reference and shall apply in full force and effect under this Agreement. This Agreement and the Retention Agreement contain the entire understanding and agreement between You and the Company concerning the subject matter hereof. This Agreement supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between You and the Company with respect thereto, other than the Retention Agreement.
[Closing and Signature]
ACCEPTANCE
I, _________, have carefully read and understand the Agreement, including Schedule A and the “Term Sheet” (which is a part of this Agreement and contains the definitions of words used in this Agreement with initial capital letters); I have had a reasonable opportunity to consult with counsel of my choosing about the Agreement, including the general release and promise not to sue; I understand that the Agreement is legally binding; I AGREE TO and ACCEPT the payments described in Part II and the rights and obligations stated therein; and I voluntarily enter into the Agreement with the Company by my signature below, on or after, but not before [insert termination date].

[insert]	(date executed)

TERM SHEET
This Term Sheet defines words that are used with initial capital letters in the preceding Agreement, General Release and Promise Not to Sue.
1.	Agreement: document setting out the terms of an arrangement; legally binding contract.

2.	Anyone: any and every person and entity.

3.	Arise: originate, occur, ensue, emanate.

4.	Claims: includes, without limitation, any and all claims, charges, promises, causes of actions, suits, damages, debts, complaints, demands, grievances, costs, expenses, liabilities or losses whatsoever, whether known or unknown, suspected or unsuspected.

5.	Company: includes, without limitation, the Company itself, its present and former employees, officers, directors, stockholders, agents, affiliates, subsidiaries, parent corporations, successors and assigns, benefit plans, joint ventures, owners, divisions, attorneys and Anyone acting on their joint or several behalf.

6.	Given Up: waived, released, forfeited, forever discharged, forever put to rest.

7.	Program: The program under which the payments are being offered as described on Schedule A.

8.	Revoke: to make void, cancel, repeal, annul.

9.	You: includes, without limitation, yourself, your spouse, children, next of kin, attorneys, agents, beneficiaries, heirs, administrators, executors and assigns, and anyone acting on your or their joint or several behalf.